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                                                                    Exhibit 99.1
PRESS RELEASE

January 15, 2002



INTREPID SUBSIDIARY AWARDED CONTRACT TO MANAGE LOAN PORTFOLIO OF HAMILTON BANK, N.A. FOR FDIC

         JACKSONVILLE BEACH, FLORIDA - Intrepid Capital Corporation (NASDAQ:
ICAP.OB), today announced that its wholly-owned subsidiary, Allen C. Ewing & Co. ("Ewing"), has been awarded a contract by the Federal Deposit Insurance Corporation ("FDIC") to manage the loan asset portfolio of Hamilton Bank, N.A., a national bank located in Miami, Florida, for which the FDIC is acting as receiver. Ewing was awarded the contract through a competitive bid process.

         "We are extremely pleased that the FDIC chose Ewing to assist in the liquidation of Hamilton Bank," said Forrest Travis, President and Chief Executive Officer of Intrepid. "Ewing has a long-standing presence as a leading provider of services to the Florida banking industry and has a team of highly disciplined professionals with extensive and complementary experience in the management of troubled loan assets and bank operations," Mr. Travis stated.

         Intrepid, headquartered in Jacksonville Beach, Florida, provides investment advisory, investment banking and securities brokerage services to its clients through its wholly-owned subsidiaries, Intrepid Capital Management, The Investment Counsel Company of the Southeast and Allen C. Ewing & Co. Intrepid's common stock is quoted on the OTC Bulletin Board under the symbol "ICAP". For more information about Intrepid, please see http://www.icapcorp.com/ or call Forrest Travis at (904) 246-3433.